                                                          SEC File No. 333-59150
                                                Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 11
(To prospectus dated July 16, 2001)

                            COX COMMUNICATIONS, INC.
                        CONVERTIBLE SENIOR NOTES DUE 2021

         This prospectus supplement no. 11 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001, prospectus supplement no. 3 dated August 30, 2001, prospectus supplement no. 4 dated September 11, 2001, prospectus supplement no. 5 dated October 2, 2001, prospectus supplement no. 6 dated October 12, 2001, prospectus supplement no. 7 dated October 26, 2001, prospectus supplement no. 8 dated November 21, 2001, prospectus supplement no. 9 dated January 15, 2002 and prospectus supplement no. 10 dated February 8, 2002, relating to the resale of Cox's convertible senior notes due 2021 and the shares of Cox's Class A common stock issuable upon conversion of the notes.

         The table and footnotes on pages 37 through 41 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible senior notes held and shares of Class A common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus. This prospectus supplement describes certain recent developments and amends, supercedes and replaces the table and footnotes in the prospectus, as amended and supplemented by prospectus supplement no. 1 through prospectus supplement no. 10.

         The prospectus, together with this prospectus supplement no. 11, prospectus supplement no. 10, prospectus supplement no. 9, prospectus supplement no. 8, prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the Class A common stock issuable upon conversion of the notes.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is March 4, 2002.




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RECENT DEVELOPMENTS

    On January 25, 2002, we sent notice to each holder of our convertible senior notes due 2021 that, subject to the terms of the indenture governing the convertible notes, we were obligated, at the option of the holder, to purchase the convertible notes held by such holder for cash at the price of $707.26 per $1,000 principal amount at maturity plus accrued and unpaid cash interest to, but excluding, February 23, 2002. On February 25, 2002, we repurchased $329,100,000 aggregate principal amount at maturity of the convertible notes that had been properly tendered and not withdrawn as of the close of business on Friday, February 22, 2002, for aggregate cash consideration of $232,759,266. As a result, $441,650,000 aggregate principal amount at maturity of the convertible notes remains outstanding.

    On February 19, 2002, we sent notice to holders of our convertible notes that we would make a one-time cash payment of $17.00 per $1,000 aggregate principal amount at maturity to holders who elected not to require Cox to repurchase their convertible notes and who were holders of record as of the close of business on February 25, 2002. Accordingly, we made an aggregate cash payment of $7,508,050 to the remaining holders of the convertible notes on February 26, 2002.

    For other recent developments, refer to our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

SELLING HOLDERS

    The following table sets forth, as of March 3, 2002, information regarding the beneficial ownership of the convertible notes and our Class A common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through March 3, 2002.


                                               PRINCIPAL   PRINCIPAL
                                                AMOUNT     AMOUNT AT   SHARES OF CLASS A                       SHARES OF
                                              AT MATURITY MATURITY OF    COMMON STOCK        SHARES OF      CLASS A COMMON
                                               OF NOTES   NOTES OWNED    BENEFICIALLY     CLASS A COMMON   STOCK BENEFICIALLY
                                               OWNED AND   AFTER THE      OWNED PRIOR      STOCK OFFERED      OWNED AFTER
SELLING HOLDERS(1)                            OFFERED(2)  OFFERING(3)     TO OFFERING      HEREBY(4)(5)     THE OFFERING(3)
------------------                            ----------- -----------  -----------------  --------------   ------------------
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd........................  6,000,000      none             70,881            70,881                0
Argent Convertible Arbitrage Fund  Ltd......  5,000,000      none             59,067            59,067                0
California State Automobile
  Assn. Inter-Insurance.....................  1,200,000      none             14,176            14,176                0
Conseco Annuity Assurance-Multi Bucket
  Annuity Convertible Bond Fund.............  7,000,000      none             82,694            82,694                0
Conseco Fund Group-Convertible
  Securities Fund...........................    500,000      none              5,906             5,906                0
Deutsche Banc Alex. Brown Inc...............  2,060,000      none            243,358           243,358                0
Gaia Offshore Master Fund Ltd...............  4,700,000      none             55,523            55,523                0
Global Bermuda Limited Partnership..........    600,000      none              7,088             7,088                0
KBC Financial Products USA..................  2,500,000      none             29,533            29,533                0
Lakeshore International Ltd.................    650,000      none              7,678             7,678                0
MLQA   Convertible   Securities   Arbitrage  20,000,000      none            236,270           236,270                0
Ltd.(6).....................................
Morgan Stanley & Co. Incorporated(7)........ 35,500,000      none            419,379           419,379                0
RET Pension Plan of the California State
  Automobile Assn...........................    300,000      none              3,544             3,544                0
Salomon Smith Barney Inc.(8)................ 91,700,000      none          1,083,297         1,083,297                0
Tribeca Investments, LLC.................... 20,000,000      none            236,270           236,270                0
UBS AG London Branch........................ 55,000,000      none            649,742           649,742                0
UBS O'Connor LLC............................ 20,000,000      none            236,270           236,270                0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other holder(9)..... 168,940,000     none          1,995,773         1,995,773                0

-----------

(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(3) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares


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         since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.

(4) Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

(5) The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table has been rounded down.

(6) MLQA Convertible Securities Arbitrage Ltd. is affiliated with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(7) Morgan Stanley & Co. Incorporated has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(8) Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes.

(9) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.


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